Exhibit 23.2





                        CONSENT OF INDEPENDENT AUDITORS


We consent to the use of our report dated November 3, 2006, except as to note 22 which is dated March 23, 2007, relating to the consolidated financial statements of METRO, Inc. as at September 30, 2006 and for the year then ended, included in The Great Atlantic and Pacific Tea Company, Inc. Annual Report on revised Form 10-K for the year ended February 24, 2007 which appears in this Current Report on Form 8-K.


Ernst & Young LLP
Chartered Accountant


Montreal, Canada
October 23, 2007